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                                                                    Exhibit 12.1

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
                               GLASSTECH, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                      PREDECESSOR  COMPANY                              REORGANIZED COMPANY
                                           -------------------------------------------  -------------------------------------------
                                                                         PERIOD FROM      PERIOD FROM
                                                                         JULY 1, 1994   JANUARY 4, 1995
                                              YEAR ENDED    YEAR ENDED      THROUGH          THROUGH       YEAR ENDED     YEAR ENDED
                                            JUNE 30, 1993 JUNE 30, 1994 JANUARY 3, 1995  JUNE 30, 1995  JUNE 30, 1996  JUNE 30, 1997
                                           ------------- ------------   ---------------  -------------  -------------  ------------
                                                                                      |
Consolidated income before income taxes       $ (89,010)   $    1,404     $      219  |    $     915      $    3,400     $    9,127
Add:                                                                                  |
  Interest expense                               26,556             -              -  |        2,077           4,200          4,200
  Amortization of deferred financing costs        3,289             -              -  |            -               -              -
  Portion of operating lease rentals deemed                                           |
    to be interest                                  100           100             50  |           50             100            100
                                              ---------    ----------     ----------  |    ---------      ----------     ----------
  Consolidated income as adjusted             $ (59,086)   $    1,504     $      269  |    $   3,042      $    7,700     $   13,427
                                              =========    ==========     ==========  |    =========      ==========     ==========
                                                                                      |
Fixed charges:                                                                        |
  Interest expense                            $  26,556    $        -     $        -  |    $   2,077      $    4,200     $    4,200
  Amortization of deferred financing costs        3,289             -              -  |            -               -              -
  Portion of operating lease rentals deemed                                           |
    to be interest                                  100           100             50  |           50             100            100
                                              ---------    ----------     ----------  |    ---------      ----------     ----------
  Total fixed charges                         $  29,945    $      100     $       50  |    $   2,127      $    4,300     $    4,300
                                              =========    ==========     ==========  |    =========      ==========     ==========
                                                                                      |
Ratio of earnings to fixed charges                    -         15.00           5.40  |         1.40            1.80           3.12
Deficiency of earnings to cover fixed charges $  89,010                               |
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